Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-173333 on Form S-1 of our report dated April 15, 2010, relating to the consolidated financial statements (before retrospective adjustments to the financial statements and financial statement disclosures) of First Federal Bancshares of Arkansas, Inc. (not presented herein) (which includes an explanatory paragraph regarding the Company’s ability to continue as a going concern), included in the Annual Report on Form 10-K of First Federal Bancshares of Arkansas, Inc. for the year ended December 31, 2010, and to the use of our report dated April 15, 2010, incorporated by reference in the Prospectus, which is part of this Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Little Rock, AR

May 6, 2011